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Exhibit 4.1 (c)

                        SECOND SUPPLEMENTAL INDENTURE TO
                         INDENTURE DATED MARCH 24, 1997

      Second Supplemental Indenture dated as of November 21, 2001 (this "Second Supplemental Indenture"), by and between Telex Communications, Inc., a Delaware corporation (the "Company"), and Bank One, N.A., a national banking association duly organized and existing under the laws of the United States of America, as trustee (the "Trustee").

                                   Witnesseth:

      Whereas, the Company and the Trustee are parties to the Indenture dated as of March 24, 1997 between EV International, Inc. (the Company's prior name) and The Bank of New York (as original trustee), with Bank One Trust Company as successor Trustee, as further supplemented pursuant to the First Supplemental Indenture dated as of April 11, 2001, under which $100 million in aggregate principal amount of the Company's 11% Senior Subordinated Notes Due 2007 (CUSIP No. 269263AC3) (the "Securities") are issued and outstanding (the original aforementioned Indenture as amended and supplemented being herein referred to as the "Indenture");

      Whereas, pursuant to the Amended and Supplemented Consent Solicitation Statement and Exchange Offering Memorandum dated October 24, 2001 (the "Consent Solicitation Statement and Exchange Offering Memorandum") of the Company, the Company has solicited consents of the Holders to authorize the amendment of the Indenture, to authorize the "Restructuring Transactions" described in the Consent Solicitation Statement and Exchange Offering Memorandum and to waive any existing Defaults and Event of Defaults under the Indenture;

      Whereas, the Restructuring Transactions include the issuance by the Company of new 13% Senior Subordinated Discount Notes due 2006 (the "13% Senior Subordinated Discount Notes due 2006") with a deemed issue price of $56.25 million in the aggregate which will accrete to an aggregate principal amount of $105,588,982.42 by the scheduled maturity date of the 13% Senior Subordinated Discount Notes due 2006;

      Whereas, in accordance with Section 9.2 of the Indenture, the Company has received the written consent of Holders of a majority in principal amount of the Securities outstanding as of the date hereof to certain amendments to the Indenture, and in accordance therewith, the parties desire to amend the Indenture as herein provided; and

      Whereas, all conditions precedent and requirements necessary to make this Second Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

      Now therefore, in consideration of the premises and intending to be legally bound hereby, it is agreed, for the equal and proportionate benefit of all holders of the Securities, as follows:
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                                    Article I
                                Amendments, Etc.

      Section 1.01. The Indenture is hereby amended by striking the following sections of the Indenture in their entirety: Section 4.2 ("SEC Reports");
Section 4.3 ("Limitation on Indebtedness"); Section 4.4 ("Limitation on Restricted Payments"); Section 4.5 ("Limitation on Restrictions on Distributions from Restricted Subsidiaries"); Section 4.6 ("Limitation on Sales of Assets");
Section 4.7 ("Limitation on Transactions with Affiliates"); Section 4.8 ("Change of Control"); Section 4.9 ("Compliance Certificate; Notice of Default"); Section
4.11 ("Limitation on Liens"); Section 4.12 ("Additional Note Guarantors");
Section 4.13 ("Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries"); Section 4.14 ("Limitation on Layering"); and Section
5.1 ("When Company May Merge or Transfer Assets"). The Indenture is hereby further amended to delete all definitions, Events of Default and other provisions under the Indenture when references to such definitions, Events of Default or other provisions would be eliminated as a result of the foregoing. The Holders of a majority in principal amount of the outstanding Securities have consented to the amendment of the Indenture as described in this Section 1.01 and to the designation of the 13% Senior Subordinated Discount Notes due 2006 as "Designated Senior Indebtedness" under the Indenture, and the foregoing are hereby authorized and effected.

      Section 1.02. The Holders of a majority in principal amount of the outstanding Securities have consented to the "Restructuring Transactions" (including without limitation the "Contribution Transactions", if the Company elects to effect the Contribution Transactions) (as such terms are defined in the Consent Solicitation Statement and Exchange Offering Memorandum); and the Restructuring Transactions (including without limitation the Contribution Transactions) are hereby authorized.

      Section 1.03. The Holders of a majority in principal amount of the outstanding Securities have consented to the waiver of, and have waived, all Defaults and Events of Default which exist as of the date hereof (including without limitation with respect to the payment of accrued interest under the Securities) and any acceleration of the principal amount and interest due under the Securities based on such Defaults and Events of Default; and such waivers are hereby authorized and effected.

                                   Article II

                                  Miscellaneous

      Section 2.01. The Trustee accepts the modification of the Indenture effected by this Second Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this Second Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

      Section 2.02. If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision included in this Second Supplemental Indenture, or in the Indenture, which is required to be included in this Second Supplemental Indenture or the Indenture by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required provision shall control.


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      Section 2.03. Except as expressly amended by this Second Supplemental
Indenture and Section 2.02 hereof, the Indenture is in all respects ratified and confirmed by the parties hereto and all the terms, conditions and provisions thereof (including without limitation the subordination provisions thereof for the benefit of the holders of Senior Indebtedness) shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

      Section 2.04. Nothing in this Second Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Second Supplemental Indenture.

      Section 2.05. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Indenture.

      Section 2.06. This Second Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

      Section 2.07. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      Section 2.08. This Second Supplemental Indenture shall become effective as of the date hereof.

      In witness whereof, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

Telex Communications, Inc.               Bank One, N.A.,
                                         as Trustee


By: /S/ Richard J. Pearson               By: /S/ Jeffrey A. Ayres
    ----------------------------------       -----------------------------------
    Richard Pearson                          Jeffrey A. Ayres
    Vice President and Chief Financial       Director, Fiduciary Workout
    Officer                                  Services


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